                                                                     EXHIBIT 11.

                        OUTSOURCING SERVICES GROUP, INC.
                 STATEMENT OF COMPUTATION OF BASIC AND DILUTED
                          NET INCOME (LOSS) PER SHARE
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  NINE MONTHS ENDED
                                                              --------------------------
                                                              SEPTEMBER 30,   OCTOBER 2,
                                                                  2000           1999
                                                              -------------   ----------
Basic income (loss) per share:
  Net income (loss) attributable to common stockholders.....   $   (1,813)    $      309
                                                               ----------     ----------
Weighted average number of outstanding common shares........    3,441,899      3,444,914
                                                               ----------     ----------
Basic income (loss) per share...............................   $    (0.53)    $     0.09
                                                               ----------     ----------
Diluted income (loss) per share:
  Net income (loss) attributable to common stockholders.....   $       --     $      309
                                                               ----------     ----------
Weighted average number of outstanding common shares
  assuming full
  dilution..................................................           --      3,583,414
                                                               ----------     ----------
Diluted income (loss) per share.............................   $       --     $     0.09
                                                               ----------     ----------

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